     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 26, 1998


                                                      REGISTRATION NO. 333-43417
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549
                           -------------------------

                                AMENDMENT NO. 5

                                       TO

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                           -------------------------

                             OMEGA WORLDWIDE, INC.
             (Exact Name of Registrant as Specified in its Charter)

          MARYLAND                           6512                          38-3382537
(State or Other Jurisdiction
              of
      Incorporation or           (Primary Standard Industrial             (IRS Employer
         Organization)            Classification Code Number)          Identification No.)
                                                                 SUSAN A. KOVACH
         905 WEST EISENHOWER CIRCLE                        VICE PRESIDENT AND SECRETARY
                 SUITE 101                                  905 WEST EISENHOWER CIRCLE
         ANN ARBOR, MICHIGAN 48103                                  SUITE 101
         TELEPHONE: (734) 747-9791                          ANN ARBOR, MICHIGAN 48103
      (ADDRESS AND TELEPHONE NUMBER OF                      TELEPHONE: (734) 747-9791
                 REGISTRANT'S                          (NAME, ADDRESS AND TELEPHONE NUMBER
        PRINCIPAL EXECUTIVE OFFICES)                          OF AGENT FOR SERVICE)

                           -------------------------
                                   Copies to:
                            RICHARD W. SHEPRO, ESQ.
                              MAYER, BROWN & PLATT
                            190 SOUTH LASALLE STREET
                            CHICAGO, ILLINOIS 60603
                                 (312) 782-0600
     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as possible after the effective date of this registration statement and the contribution of the assets to Registrant as described herein.

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                           -------------------------
                        CALCULATION OF REGISTRATION FEE

=====================================================================================================================
                                                        PROPOSED MAXIMUM      PROPOSED MAXIMUM
       TITLE OF EACH CLASS OF          AMOUNT TO BE    OFFERING PRICE PER    AGGREGATE OFFERING        AMOUNT OF
    SECURITIES TO BE REGISTERED       REGISTERED(1)           UNIT                 PRICE          REGISTRATION FEE(2)
---------------------------------------------------------------------------------------------------------------------
Common Stock, $0.10 par value per
  per share.........................    11,250,000           $7.50              $45,375,000             $13,386
=====================================================================================================================

(1) Includes 5,200,000 being distributed to shareholders for no consideration.

(2) Previously paid.
                           -------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

                PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the expenses expected to be incurred in connection with the issuance and distribution of the Omega Worldwide Common Stock and Rights registered hereby, all of which expenses, except for the SEC registration fee, are estimates:

                       DESCRIPTION                          AMOUNT
                       -----------                          ------
SEC Registration Fee.....................................  $  13,386
Listing Fee..............................................  $  75,000
Transfer Agent's and Related Fee.........................  $  25,000
Printing and Engraving Fees..............................  $  75,000
Legal Fees and Expenses..................................  $ 250,000
Accounting Fees and Expenses.............................  $ 200,000
Miscellaneous............................................  $ 111,614
                                                           ---------
  Total..................................................  $ 750,000
                                                           =========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The MGCL permits a Maryland corporation to include in its Charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action. The Charter contains such a provision which eliminates such liability to the maximum extent permitted by Maryland law.

     The Charter authorizes the Company, to the maximum extent permitted by Maryland law, to obligate itself to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former director or officer or (b) any individual who, while a director of the Company and at the request of the Company, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his status as a present or former director or officer of the Company. The Bylaws of the Company obligate it, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former director or officer who is made a party to the proceeding by reason of his service in that capacity or (b) any individual who, while a director of the Company and at the request of the Company, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made a party to the proceeding by reason of his service in that capacity. The Charter and Bylaws also permit the Company to indemnify and advance expenses to any person who served a predecessor of the Company in any of the capacities described above and to any employee or agent of the Company or a predecessor of the Company.

     The MGCL requires a corporation (unless its charter provides otherwise, which the Charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or

(c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation's receipt of (a) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by him or on his behalf to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met.

     The Charter also specifically authorizes the Company, or a subsidiary or an affiliate of the Company, to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Company, or who, while a director, officer, employee or agent of the Company, is or was serving at the request of the Company as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, real estate investment trust, partnership, joint venture, trust, other enterprise or employee benefit plan against any liability asserted against and incurred by such person in any such capacity or arising out of such person's position, whether or not the Company would have the power to indemnify against such liability under the provisions of Section 2-418 of the MGCL.

     The Charter provides that no future amendment to the Charter shall affect any right of any person under these provisions based on any event, omission or proceeding prior to such amendment.

     The Company has entered into indemnification agreements with each of its officers and directors. The indemnification agreements require, among other things, that the Company indemnify its officers and directors to the fullest extent permitted by law, and advance to the officers and directors all related expenses, subject to reimbursement if it is subsequently determined that the indemnification is not permitted. The Company also must indemnify and advance expenses incurred by officers and directors seeking to enforce their rights under the indemnification agreements and cover officers and directors under the Company's directors' and officers' liability insurance. Although the indemnification agreements offer substantially the same scope of coverage afforded by provisions in the Charter and Bylaws, they provide greater assurance to directors and executive officers that indemnification will be available, because, as contracts, they cannot be modified unilaterally in the future by the Board of Directors or by the stockholders to alter, limit or eliminate the rights they provide.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

     In connection with the formation of the Company, Omega Healthcare Investors, Inc., a Maryland corporation ("Omega"), became the Company's sole stockholder by acquiring 1,000 shares (100%) of its outstanding common stock for $1,000. This issuance and sale of common stock is claimed to be exempt from the registration provisions of the Securities Act of 1933 pursuant to Section 4(2) of the Act.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits

                                 EXHIBIT INDEX


EXHIBIT
  NO.                                  DESCRIPTION
-------                                -----------
  3.1*    --   Form of Articles of Amendment and Restatement
  3.2*    --   Form of Amended and Restated Bylaws
  3.3*    --   Form of Articles Supplementary for the Series B Preferred
               Stock
  3.4*    --   Form of Articles Supplementary for the Series A Preferred
               Stock (included as part of Exhibit 10.6)
  4.1*    --   Specimen stock certificate
  5*      --   Opinion of Mayer, Brown & Platt as to the legality of the
               Common Stock and Rights being registered
  8*      --   Tax Opinion of Mayer, Brown & Platt
 10.1*    --   Form of Stock Option and Restricted Stock Plan
 10.2*    --   Form of Opportunity Agreement, dated as of April 1, 1998,
               between Omega and the Company
 10.3*    --   Form of Services Agreement, dated as of April 1, 1998,
               between Omega and the Company
 10.4*    --   Form of Contribution Agreement, dated as of April 1, 1998
               between Omega and the Company
 10.5*    --   Amended and Restated Advisory Agreement, dated as of July
               21, 1995, between the Company (successor by assignment to
               Omega) and Principal
 10.6     --   Form of Rights Agreement, dated as of April 1, 1998, between the Company and Chicago Trust Company of New York
 10.7*    --   Form of Indemnification Agreements
 10.8*    --   Form of Rights Investors Agreement, dated as of April 1,
               1998, between the Company and the Rights Investors
 21*      --   List of Subsidiaries
 23.1     --   Consent of Ernst & Young
 23.2     --   Consent of Ernst & Young LLP
 23.3     --   Consent of Grant Thornton
 23.4     --   Consent of Mayer, Brown & Platt (included as part of Exhibit
               5 and Exhibit 8)
 99.1*    --   Form of Rights Certificate
 99.2*    --   Form of Notice of Guaranteed Delivery


-------------------------

* Previously filed


     (b) Financial Statement Schedules.

          Not applicable.

ITEM 17. UNDERTAKINGS

     The undersigned registrant hereby undertakes:

     1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          a. To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          b. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

          c. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     3. To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ann Arbor, State of Michigan, on March 26, 1998.

                                          OMEGA WORLDWIDE, INC.
                                            (Registrant)

                                          By:      /s/ ESSEL W. BAILEY

                                            ------------------------------------
                                            Essel W. Bailey, Jr.
                                            President and Chief Executive
                                              Officer

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


                   SIGNATURES                                      TITLE                        DATE
                   ----------                                      -----                        ----
              /s/ ESSEL W. BAILEY
------------------------------------------------    President, Chief Executive Officer
              Essel W. Bailey, Jr.                  and Director                           March 26, 1998

              /s/ DAVID A. STOVER                   Vice President and Chief Financial
------------------------------------------------    Officer (Principal Financial and
                David A. Stover                     Accounting Officer)                    March 26, 1998

                                 EXHIBIT INDEX


EXHIBIT
  NO.                                  DESCRIPTION
-------                                -----------
  3.1*     --  Form of Articles of Amendment and Restatement
  3.2*     --  Form of Amended and Restated Bylaws
  3.3*     --  Form of Articles Supplementary for the Series B Preferred
               Stock
  3.4*     --  Form of Articles Supplementary for the Series A Preferred
               Stock (included as part of Exhibit 10.6)
  4.1*     --  Specimen stock certificate
  5*       --  Opinion of Mayer, Brown & Platt as to the legality of the
               Common Stock and Rights being registered
  8*       --  Tax Opinion of Mayer, Brown & Platt
 10.1*     --  Form of Stock Option and Restricted Stock Plan
 10.2*     --  Form of Opportunity Agreement, dated as of April 1, 1998, between Omega and the Company
 10.3*     --  Form of Services Agreement, dated as of April 1, 1998, between Omega and the Company
 10.4*     --  Form of Contribution Agreement, dated as of April 1, 1998 between Omega and the Company
 10.5*     --  Amended and Restated Advisory Agreement, dated as of July
               21, 1995, between the Company (successor by assignment to
               Omega) and Principal
 10.6      --  Form of Rights Agreement, dated as of April 1, 1998, between the Company and Chicago Trust Company of New York
 10.7*     --  Form of Indemnification Agreements
 10.8*     --  Form of Rights Investors Agreement, dated as of April 1,
               1998, between the Company and the Rights Investors
 21*       --  List of Subsidiaries
 23.1      --  Consent of Ernst & Young
 23.2      --  Consent of Ernst & Young LLP
 23.3      --  Consent of Grant Thornton
 23.4      --  Consent of Mayer, Brown & Platt (included as part of Exhibit
               5 and Exhibit 8)
 99.1*     --  Form of Rights Certificate
 99.2*     --  Form of Notice of Guaranteed Delivery


-------------------------

* Previously filed